ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of  March 28 2013, is made by and among YAPPN CORP., a Delaware corporation (the “Company”), YAPPN ACQUISITION SUB, INC., the Company’s wholly-owned subsidiary and a Delaware corporation (“Buyer”), and INTERTAINMENT MEDIA, INC., a corporation organized under the laws of Canada (“Seller”).

WHEREAS, Seller has developed a prospective business application and related group of assets for the instant chat translation topic platform known as “Yappn” (the “Prospective Business”);

`

WHEREAS, in consideration for Seller and Buyer’s obligations hereunder, the Company shall guarantee all of Buyer’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.1.                                              Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

 “Assignment of Intellectual Property” means an assignment of Intellectual Property to be executed and delivered by Seller to Buyer at Closing, reasonably acceptable to Seller and Buyer, transferring ownership of all Intellectual Property being sold to Buyer as of the Closing Date pursuant to Section 2.1(a).

“Bill of Sale” means a bill of sale to be executed and delivered by Seller to Buyer at Closing, reasonably acceptable to Seller and Buyer, transferring ownership of all tangible Purchased Assets being sold to Buyer as of the Closing Date pursuant to Section 2.1(a).

 “Business Day” means any day other than a Saturday, Sunday or other day on which banks in the U.S. are permitted or required to close by law or regulation.

“Buyer Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, reasonably satisfactory in form to Seller.

 “Claims” has the meaning set forth in Section 2.1(a)(i).

“Closing” and “Closing Date” have the meaning set forth in Section 4.1.

 “Contracts” means contracts, leases, indentures, agreements, purchase orders and all other legally binding arrangements, whether in existence on the date hereof or subsequently entered into, including all amendments thereto.

 “Company Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Company, reasonably satisfactory in form to Seller.

“Encumbrance” means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any nature whatsoever.

 “Governmental Entity” means any court, administrative agency or commission or other governmental authority, body or instrumentality, whether U.S. or non-U.S.

“Governmental Rule” means any law, judgment, order, decree, statute, ordinance, rule or regulation enacted, issued or promulgated by any Governmental Entity.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, brand names, certification marks, trade dress, logos, trade names, domain names, assumed names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, object code, diagrams, data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of the foregoing (in whatever form or medium), (i) licenses, immunities, covenants not to sue and the like relating to the foregoing, and (j) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Knowledge” of Seller, Buyer or Company, as the case may be, means all such facts, circumstances or other information, of which such Person is actually aware or in the exercise of commercially reasonable care and diligence, would reasonably have discovered.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or known or unknown, including those arising under any Governmental Rule or action and those arising under any Contract, arrangement, commitment or undertaking, or otherwise.

 “Permitted Encumbrances” means any minor imperfections of title or similar Encumbrance that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the value or materially interfere with the use of, the Purchased Assets.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Seller Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller, reasonably satisfactory in form to Buyer and Company.

“Tax(es)” means all federal, state, local and foreign taxes, customs, duties, governmental fees and assessments, including all interest, penalties and additions with respect thereto.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

“Territory” means the world.

ARTICLE II.
SALE AND PURCHASE OF PURCHASED ASSETS

SECTION 2.1.                                              Purchase and Sale.

(a)           Upon the terms and subject to the conditions of this Agreement, as of the date first set forth above or such later date as all of the conditions to closing will have been satisfied by the parties (the “Closing Date”), in consideration for the Purchase Price, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept, all of its right, title and interest, within the Territory, of Seller in, to and under all of the assets listed on Schedule 2.1(a) hereto, including any other assets or property which relate to, or are used or held for use in connection with, the Prospective Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(i)           all rights, claims and causes of action against third parties resulting from or relating to the Prospective Business and the Purchased Assets prior to the Closing Date, including without limitation, any rights, claims and causes of actions arising under warranties from vendors, patent or trademark infringement claims, insurance and other third parties and the proceeds thereof (collectively, “Claims”); and

(ii)           all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present, and future interests therein under the laws of all jurisdictions related to the Purchased Assets.

(b)           Buyer and Company acknowledge and agree that Seller and its counsel may retain for archival purposes and for purposes of complying applicable law and for legal and regulatory purposes, one or more copies of all or any part of the documentation that Seller delivers to Buyer pursuant to Section 2.1.

SECTION 2.2.                                              Excluded Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”);

(a)           Any assets of Seller not specifically listed as a Purchased Asset; and

(b)           Any assets or intellectual property owned by Seller’s wholly owned subsidiary, Ortsbo, Inc. (except to the extent set forth in the Ortsbo Services Agreement (the “Services Agreement”) included on Schedule 2.1(a) hereto).

SECTION 2.3.                                              Assumption of Liabilities and Obligations.

(a)           Buyer will not assume any liabilities of Seller except for obligations arising under the Services Agreement.

SECTION 2.4.                                              Transfer Taxes.

All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the transactions contemplated hereby will be paid by Seller.

ARTICLE III.
PURCHASE PRICE

SECTION 3.1.                                              Purchase Price.

In exchange for the Purchased Assets, Company will (i) pay and deliver to Seller an aggregate of 70,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”) (the “Purchase Price”).

ARTICLE IV.
THE CLOSING

SECTION 4.1.                                              Closing Date.

The closing of the sale and transfer of Purchased Assets (a “Closing”) will take place at the offices of Seller, or at another place designated by the parties, on the first Business Day following the date on which all of the relevant conditions to each party’s obligations under this Agreement have been satisfied or waived, or at such other time, date and/or place as mutually agreed to by the parties hereto (the “Closing Date”).

SECTION 4.2.                                              Transactions to Be Effected at Closing.

(a)           Seller will deliver or cause to be delivered to Buyer each of the following items, in each case appropriately executed:

(i)	the Bill of Sale;

(ii)	the Assignment of Intellectual Property;

(iii)	the Services Agreement;

(v)           all items and documentation required to effectuate the transfer of the Purchased Assets from Seller to Buyer on the Closing Date; and

(vi)           any other documents reasonably requested in writing by Buyer in connection with the Purchased Assets.

(b)           Seller will deliver or cause to be delivered to Buyer and Company an appropriately executed Seller Officer’s Certificate dated as of the Closing Date.

(c)           Buyer will deliver or cause to be delivered to Seller each of the following items, in each case appropriately executed:

(i)	a Bill of Sale;

(ii)	the Assignment of Intellectual Property, if the signature of the Buyer is required;

(iii)	a Buyer Officer’s Certificate dated as of the Closing Date; and

(iv)	any other documents reasonably requested in writing by Seller in connection with the Purchased Assets.

(d)           Company will deliver or cause to be delivered to Seller each of the following items, in each case appropriately executed:

(i)	a Company Officer’s Certificate dated as of the Closing Date; and

(ii)	any other documents reasonably requested in writing by Seller in connection with the Purchased Assets.

SECTION 4.3 ALLOCATION. Buyer and Seller shall mutually prepare an allocation of Purchase Price among the Purchased Assets in accordance with GAAP and applicable US and Canadian tax laws and regulations.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer and Company that the statements contained in this Section Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the disclosure schedule accompanying this Agreement and signed by the Parties.

SECTION 5.1.                                              Seller Organization; Good Standing.

Seller is a corporation duly organized, validly existing and in good standing under the laws of Canada. Seller has the requisite power and authority to own the Purchased Assets and to carry on its business as currently conducted.

SECTION 5.2.                                              Authority; Execution and Delivery.

Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer and Company, will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 5.3.                                              Consents; No Violation, etc.

Except as set forth on Schedule 5.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Seller, (ii) conflict with any provision of the certificate of incorporation or by-laws (or similar organizational document) of Seller, (iii) conflict with any contract to which Seller is a party or by which it is otherwise bound, including, but not limited to, the Services Agreement or any agreement related thereto, or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except, with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not have a material adverse effect or materially interfere with Seller’s performance of its obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not have a material adverse effect or interfere with Seller’s performance of its obligations hereunder.

SECTION 5.4.                                              Title to Purchased Assets.

Seller has good and valid title to all of the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

SECTION 5.5.                                              Litigation.

There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Seller, threatened against Seller, that relates to the Purchased Assets.  During the twelve month period ending on the date hereof, (i) Seller has not received any written notice from any other Person challenging its ownership or rights to use any of the Purchased Assets and (ii) there has not been any, and there are no, product liability suits, claims, actions, investigations or proceedings pending or, to the Knowledge of Seller, threated against Seller, relating to the Purchased Assets.

SECTION 5.6.                                              Intentionally Omitted.

SECTION 5.7.                                              No Brokers.

Seller has not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

SECTION 5.8.                                              Exclusive Representations and Warranties.

Other than the representations and warranties set forth in this Article V, Seller is not making any other representations or warranties, express or implied, with respect to the Purchased Assets, and all such warranties are disclaimed.

SECTION 5.9.                                              Contracts to be Assumed; Customers.

The only contract being assigned to and assumed by Buyer is the Services Agreement.

SECTION 5.10.                                              Purchase Price.

(a)           Information on the Company.  Seller has been furnished with or has had access to such information and materials concerning the Company as have been requested by Seller.  In addition, Seller may have received in writing from the Company such other information concerning its operations, financial condition, prospects and other matters as Seller has requested in writing (such other information is collectively the “Other Written Information”) and considered all factors Seller deems material in deciding on the advisability of acquiring the Shares.

(b)           Seller has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Shares offered by the Company of the size contemplated herein.  Seller represents that Seller is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment.  Seller has had a full opportunity to inspect the books and records of the Company and to make any and all inquiries of Company’s officers and directors regarding the Company and its business as Seller has deemed appropriate.

(c)           Information on Seller.  Seller, either alone or with Seller’s professional advisers who are unaffiliated with, has no equity interest in and is not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has sufficient knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an investment in the Shares offered by the Company and of making an informed investment decision with respect thereto and has the capacity to protect Seller’s own interests in connection with Seller’s proposed investment in the Shares.

(d)           Acquisition of Shares.  Seller will acquire its Shares as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

(e)           Compliance with Securities Act. Seller understands and agrees that its Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under  Act (based in part on the accuracy of the representations and warranties of Seller contained herein), and that such Shares must be held indefinitely unless a subsequent disposition  is registered under the Act or any applicable state securities laws or is exempt from such registration.

(f)           Legend.  The initial certificate evidencing the Shares shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE COMPANY, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

(g)           Communication of Offer.  The offer to acquire the Shares was directly communicated to Seller by Buyer and Company.  At no time was Seller presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(h)           Restricted Securities. Notwithstanding anything to the contrary contained in this Agreement, Seller may transfer the Shares to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement.  For the purposes of this Agreement, an “Affiliate” of any Person or entity means any other Person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such Person or entity.  Affiliate includes each parent or subsidiary of a party hereto.  For purposes of this definition, “control” means the power to direct the management and policies of such Person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(i)           No Governmental Review.  Seller understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Shares or the suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

SECTION 5.11.                                           Compliance with Applicable Laws

.  Seller is in compliance with all applicable laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Purchased Assets.

SECTION 5.12                                           Intellectual Property Rights

(a)           Each item of the Intellectual Property relating to the Purchased Assets owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.   The Intellectual Property is (i) valid and enforceable and in full force and are not subject to any opposition, cancellation, interference, reissue or reexamination proceeding; (ii) recorded in the name of the Seller, validly applied for an registered; and not the subject of any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, proceeding or stipulation; and all maintenance fees and annuities required with respect to such Intellectual Property, to date, have been paid in full. Seller has taken all necessary and desirable action to maintain and protect each item of the Intellectual Property relating to the Purchased Assets and will continue to maintain and protect all of the Intellectual Property so as not to adversely affect the validity or enforceability thereof.  To the Knowledge of the Seller, the owners of any Intellectual Property licensed to the Seller have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

(b)           Seller has never received any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or conflict (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party) pertaining to the Purchased Assets.

(c)           Seller has complied with and is presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative, or regulatory laws, regulations, guidelines, and rules applicable to any Intellectual Property or to personal information and Seller shall take all steps necessary to ensure such compliance until Closing.

(d)           Seller has not received any notice alleging that any of its Intellectual Property is invalid or unenforceable, or challenging Seller’s ownership of or right to use any Intellectual Property; Seller has not received any notice involving or relating to the Intellectual Property alleging that Seller is infringing, misappropriating or violating the Intellectual Property Rights of any third party.  Seller is not a party to any past, pending or threatened action, lawsuit or other judicial, arbitral or administrative proceeding involving or relating to any Intellectual Property, including, without limitation, involving any claim that Seller infringed, misappropriated or violated the Intellectual Property Rights of any third party.

(e)           Seller has not sent any notice to or asserted or threatened any action or claim against any third party involving or relating to the Intellectual Property.

(f)           Seller has secured and has a policy to secure valid written assignments from all consultants, contractors and employees who contribute or have contributed to the creation or development of the Intellectual Property, of the rights to such contributions that Seller does not already own by operation of law.

(g)           Seller has not made a previous assignment, transfer or agreement in conflict herewith or constituting a present or future assignment of or encumbrance of any of its Intellectual Property.

(h)           By executing and performing its obligations under this Agreement, Seller is not in violation of any agreement between Seller and any third party relating to any of the Intellectual Property.

SECTION 5.13                                           Business Purpose.

The transactions contemplated by the Agreement have been entered into for bona fide business purposes other than the avoidance of federal income tax.

SECTION 5.14                                           Exclusive Representations and Warranties.

Other than the representations and warranties set forth in this Article V and Article XIV, Seller is not making any other representations or warranties, express or implied, and all such warranties are disclaimed.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF COMPANY AND BUYER

The Company and Buyer jointly and severally hereby represent and warrant to Seller that the statements contained in this Section Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI), except as set forth in the disclosure schedule accompanying this Agreement and signed by the Parties.

SECTION 6.1.                                              Organization; Good Standing.

Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Company and Buyer has all requisite corporate power and authority to carry on its business as it is currently being conducted. Each of Company and Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 6.2.                                              Authority; Execution and Delivery.

Each of Company and Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Buyer and Company and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer and Company, enforceable against Buyer and Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 6.3.                                              Consents; No Violations, etc.

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to either Company or Buyer, (ii) conflict with any provision of the certificate of incorporation or by-laws of either Company or Buyer, (iii) conflict with any contract to which either Company or Buyer is a party or by which it is otherwise bound or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not materially interfere with either Company’s or Buyer’s performance of its obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not materially interfere with either Company’s or Buyer’s performance of its obligations hereunder.

SECTION 6.4                                           Litigation.

There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Buyer or Company, threatened against Buyer or Company or any of their respective Affiliates which if adversely determined would materially interfere with the ability of either party to perform its obligations hereunder.

SECTION 6.5                                           No Brokers.

Neither Company nor Buyer has entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

SECTION 6.6                                           Intentionally Omitted.

SECTION 6.7                                           Purchase Price.

(a)           The Shares sold hereunder have been duly authorized by the appropriate corporate action of the Company.

(b)           The Company shall transfer title, in and to the Shares to Seller free and clear of any and all Encumbrances, whether direct or indirect or contingent.

SECTION 6.8                                           Company Reports; Financial Statements

Company has filed all reports required to be filed by it under the Act and the Securities Exchange Act of 1934 (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since June 1, 2012 (the foregoing materials being collectively referred to herein as the “Company SEC Documents”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such Company SEC Documents prior to the expiration of any such extension.  As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, and, except to the extent a report or registration statement was later amended, none of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Company included in the Company SEC Documents (together with the related notes and schedules thereto, collectively, the “Company Financial Statements”) comply in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis during the period involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  Company is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes”) currently applicable to Company.  Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company has established disclosure controls and procedures (as defined in the Exchange Act Rules 13a-15(e) and 15d-15(e)) for Company and designed such disclosure controls and procedures to ensure that material information relating to Company, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared.  Company’s certifying officers have evaluated the effectiveness of Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to Company’s knowledge, in other factors that could significantly affect Company’s internal controls.  Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

SECTION 6.9                                               Exclusive Representations and Warranties.

Other than the representations and warranties set forth in this Article VI, Buyer and the Company are not making any other representations or warranties, express or implied, and all such warranties are disclaimed.

ARTICLE VII.
CERTAIN COVENANTS AND AGREEMENTS OF SELLER

SECTION 7.1.                                              Post-Closing Orders and Payments.

From and after 12:01 A.M. (Eastern Daylight Time) on the day immediately following the Closing Date, Seller will promptly deliver to Buyer any payments received by Seller from third parties related to the Purchased Assets on or after the Closing Date, and refer all inquiries it will receive with respect to the Purchased Assets to Buyer.

SECTION 7.2.                                              Cooperation on Taxes.

Buyer and Company, on the one hand, and Seller, on the other hand, will cooperate in good faith for the purpose of maximizing the value of any tax loss carry forward amounts that could be available to Buyer or Company after the Closing. Buyer and Company, on the one hand, and Seller, on the other hand, will not knowingly take any actions that adversely affect the tax consequences of the other without the other party’s consent.

SECTION 7.3.                                              Further Actions.

Following the Closing Date, Seller will use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to satisfy the conditions to Closing in order to consummate and make effective the transactions contemplated by this Agreement, and (ii) to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Furthermore, to the extent necessary following the Closing Date, Seller will use commercially reasonable efforts to take, or cause to be taken, all further actions necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 7.4.                                           Seller Required Approvals.

Prior to the Closing Date and the consummation of the transactions contemplated by this Agreement, Seller shall deliver evidence of receipt of all necessary regulatory approvals, including approval of the TSX Venture Exchange, required in order for Seller to sell the Purchased Assets to Buyer.

ARTICLE VIII.
CERTAIN COVENANTS AND AGREEMENTS OF BUYER

SECTION 8.1.                                              Cooperation on Taxes.

Buyer and Company, on the one hand, and Seller, on the other hand, will cooperate in good faith for the purpose of maximizing the value of any tax loss carryforward amounts that could be available to Buyer or Company after the Closing. Neither party will knowingly take any actions that adversely affect the tax consequences of the other without the other party’s consent.

SECTION 8.2.                                              Further Actions.

Following the Closing Date, Buyer and Company will use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to satisfy the conditions to closing in order to consummate and make effective the transactions contemplated by this Agreement, and (ii) to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Furthermore, to the extent necessary following the Closing Date, Buyer and Company will use commercially reasonable efforts to take, or cause to be taken, all further actions necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IX.
CONDITIONS

SECTION 9.1.                                              Conditions to Obligations of Buyer and Company.

The obligations of each of Buyer and the Company to purchase the Purchased Assets being sold on the Closing Date is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Seller set forth in this Agreement will be true and correct in all material respects with respect to such Purchased Assets (other than representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date).

(b)           Performance of Obligations of Seller. Seller will have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be threatened or in effect.

(d)           Deliveries. Seller will have duly executed and delivered to Buyer and Company, dated as of the Closing Date, the documents referred to in Section 4.2(a) and 4.2(b), respectively.

(e)           Regulatory Approvals.  Seller shall have obtained all necessary regulatory approvals, including approval by the TSX Venture Exchange, required for Seller to sell the Purchased Assets to Buyer.

SECTION 9.2.                                              Conditions to the Obligations of Seller.

The obligations of Seller to sell, assign, convey, and deliver the Purchased Assets being sold on the Closing Date to Buyer are subject to the satisfaction on and as of the Closing Date of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Buyer and Company set forth in this Agreement will be true and correct in all material respects (other than representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date).

(b)           Performance of Obligations of Buyer and Company. Buyer and Company will have each performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.  If Buyer shall not have performed, the Company covenants and guarantees that it will perform Buyer’s obligations hereunder on Buyer’s behalf.

(c)           No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be threatened or in effect.

(d)           Deliveries. Buyer will have duly executed and delivered to Seller, dated as of the Closing Date, in each case appropriately executed, the documents referred to in the relevant subsection of Section 4.2(b).  Company will have duly executed and delivered to Seller, dated as of the Closing Date, in each case appropriately executed, the documents referred to in the relevant subsection of Section 4.2(b).

(e)           Board and Management Changes to Buyer.  The members of the Board of Directors of Buyer and all of the officers of the Buyer shall have resigned effective as of the Closing Date, and the person(s) identified by the Seller shall be appointed to the Board of Directors of Buyer.

(f)           Board and Management Changes to Parent.  The sole officer of the Parent shall resign from all officer positions he currently holds with the Parent (but shall remain a director of the Parent) and any employees shall have resigned effective as of the Closing Date, and the persons identified by the Seller shall be appointed as officers of the Parent and to the Board of Directors of Parent.

ARTICLE X.
TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1.                                              Termination.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by mutual written consent of Seller, on the one hand, and Buyer and Company, on the other hand;`

(b)           In the event of termination of this Agreement pursuant to this Section 10.1, the transactions contemplated by this Agreement will be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)
Buyer and Company will return all documents and other material received from Seller relating to the Purchased Assets, or the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller and, if applicable, Seller shall return the Purchase Price to Company; and

(ii)	all confidential information received by Buyer and Company with respect to Seller or the Purchased Assets will be treated as confidential information.

(c)           If this Agreement is terminated, no party hereto and none of their respective directors, officers, shareholders, Affiliates or controlling Persons shall have any further liability or obligation under this Agreement, except that nothing herein will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

SECTION 10.2.                                              Amendments and Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, Buyer or Company, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE XI.
SURVIVAL

All of the representations and warranties of Seller, Buyer and Company contained herein or made pursuant hereto shall survive the Closing Date for a period of one year.

ARTICLE XII.
GENERAL PROVISIONS

SECTION 12.1.                                              Expenses.

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

SECTION 12.2.                                              Further Assurances and Actions.

Each of the parties hereto, upon the request of the other party hereto, whether before or after the Closing and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. Seller, Buyer and Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

SECTION 12.3.                                              Notices.

All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery or (d) two (2) Business Days after mailing, if mailed by U.S. postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:

if to Seller, to:
Intertainment Media, Inc.
30 West Beaver Creek Road, Unit 111
Richmond Hill, Ontario L4B 3K1

Attn:

if to Buyer or Company, to:

Attn:

SECTION 12.4.                                              Headings.

The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.5.                                              Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 12.6.                                              Counterparts.

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

SECTION 12.7.                                              Entire Agreement; No Third-Party Beneficiaries.

This Agreement and the Exhibits and Schedules hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including any letter of intent, memorandum of understanding or term sheet), between or among the parties hereto with respect to the subject matter hereof.  Except as specifically provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

SECTION 12.8.                                              Governing Law.

This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State.

SECTION 12.9.                                              Jurisdiction, Venue, Service of Process.

Each of the Company, Buyer and Seller agree to irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the state courts of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12.3 of this Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Agreement. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts.

SECTION 12.10.                                              Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with its terms and that the parties hereto will be entitled to specific performance of such terms, in addition to any other remedy at law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

SECTION 12.11.                                              Publicity.

Either party may make any public disclosure concerning the transactions contemplated hereby that in the view of such party’s counsel may be required by law or the rules of any stock exchange on which such party’s or its Affiliates’ securities trade; provided, however, the party making such disclosure will provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto will coordinate with one another regarding the timing, form and content of such disclosure.

SECTION 12.12.                                              Assignment.

Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign its rights and obligations under this Agreement, without the prior written consent of the other party, to an Affiliate or to a successor of the assigning party by reason of merger, sale of all or substantially all of its assets or any similar transaction. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. No assignment will relieve either party of its responsibility for the performance of any obligation.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE XIII
INDEMNIFICATION

SECTION 13.1                                Indemnity Against Claims.

(a)           Buyer and Seller each agree to indemnify, defend and hold the other harmless and the other’s shareholders, managers, directors, officers, employees, agents and affiliates (“Indemnified  Party”) against any and all losses, claims, damages or liabilities and actions, and any legal or other expenses or costs incurred by any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action, regardless of whether an action or claim has been filed or asserted against an Indemnified Party after the Closing Date, arising from, in connection with or with respect to the following items (the “Indemnified Party Losses”):  (i) any misrepresentation made by the other, or breach or inaccuracy of any representation or warranty made by the other under this Agreement or in any other agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby; and (ii) any nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of the other under this Agreement or any other agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby.

(b)           Buyer hereby agrees to further indemnify and hold Seller and its employees, officers, directors and affiliates, harmless from and against any and all liabilities or obligations arising from the Purchased Assets relating to or for periods from and after the Closing Date.

(c)           Seller hereby agrees to further indemnify and hold Buyer and its employees, officers, directors and affiliates, harmless from and against any and all liabilities or obligations arising from the Purchased Assets relating to or for periods prior to the Closing Date

(d)           With respect to any third party Claims, the Indemnifying Party may participate in the defense at any time or it may assume the defense by giving notice to the Indemnified Party.  After assuming the defense, the Indemnifying Party will cooperate fully with the Indemnified Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder.

(e)           The remedies provided to an Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns.

   [Signature Page to be Attached]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

INTERTAINMENT MEDIA, INC. By: Name: Title: YAPPN ACQUISITION SUB, INC. By: Name: Title:
YAPPN CORP. By: Name: Title: